KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
SIGNIFICANT SUBSIDIARIES OF REGISTRANT

As of June 30, 2001 the significant subsidiaries of the Registrant were as follows:

	State of Incorporation	Percent of Voting Stock Owned By the Registrant

Kimball International Marketing, Inc.	Indiana	100%
Kimball International Manufacturing, Inc.	Indiana	100%
Kimball Electronics Manufacturing, Inc.	Indiana	100%
Kimball Electronics Design Services, Inc.	Indiana	100%
Kimball Electronics, Inc.	Delaware	100%
Kimball, Inc.	Delaware	100%
Kimball Hospitality Furniture, Inc.	Indiana	100%
McAllen-American Corporation	Texas	100%
Kimball Microelectronics, Inc.	Indiana	100%
Kimball International Transit, Inc.	Indiana	100%
Kimball U.K., Inc.	Indiana	100%
Jackson Furniture of Danville, LLC	Kentucky	100%
Kimco, S.A. de C.V.	Mexico	100%
Kimball Electronics (Thailand) Limited	Thailand	100%
L. Bosendorfer Klavierfabrik GmbH	Austria	100%
Elmo Semiconducteurs SARL	France	100%
Kepco, Inc.	Indiana	100%
Kimball de Juarez, S.A. de C.V.	Mexico	100%
Kimball Electronics Poland, Sp.z.o.o.	Poland	100%
Kimball de Mexicali, S.A. de C.V.	Mexico	100%

Exhibit 21